Exhibit 10.23
July 10, 2021

Mark Casper
California

Dear Mark,

It is our pleasure to offer you the position of Senior Vice President and General Counsel with Marvell Semiconductor, Inc. ("the Company"), a subsidiary of Marvell Technology, Inc. (“Marvell”), at a salary of $430,000.00 USD per year.

Your supervisor will be Mitch Gaynor. Your work location will be Santa Clara, California.

Cash Incentive Compensation

You will be eligible to participate in the Company’s executive Annual Incentive Program (AIP) with a target bonus of 75% of your current base salary. The amount of your actual AIP bonus payment will be determined by the Company at its sole discretion based on a number of factors including but not limited to company and individual performance. Your bonus will be prorated for the fiscal year ending January 2022. You must be an active Company employee at the time of the bonus payout to be eligible for payment. It is clarified that the Company retains the right to modify, amend or terminate its plans and policies, including the AIP, from time to time, at its sole discretion. Any such modification or amendment will be communicated to you. It is also clarified that any payment of bonus or other compensation in one financial year, under any of the Company’s plans and/or policies does not create a right to claim such compensation or bonus from the Company in the future.

Equity Awards

You will be recommended to the Executive Compensation Committee (“ECC”) for the following grants:

•Time Based Hire-On RSU Buy Award. A restricted stock unit award of common shares of Marvell equal to $2,900,000 (the “HORSU”) divided by the Share Price, subject to applicable securities law restrictions. The HORSU shall vest over a four (4) year period with 1/4th vesting on the first anniversary of the vesting start date and a further 1/16th vesting per quarter thereafter over the next succeeding three (3) years, provided that you continue to serve as an active employee through each applicable vesting date. The foregoing award is subject to applicable local laws and regulations and will be subject to your return to us of completed, signed award agreement (or acceptance of such award in accordance with the Company policies related to such awards).

•Buy-Out Transition Award. You will be recommended for a restricted stock unit award of common shares of Marvell equal to $400,000 (the “Buy-Out Award”) divided by the closing price of Marvell common stock on the effective date the grant is approved by Marvell’s executive compensation committee (or a subcommittee thereof), subject to applicable securities law restrictions. The Buy-Out Award shall vest over two years at the rate of 1/8th on the first quarterly anniversary of the vesting start date and 1/8th per quarter thereafter; provided that you continue to serve as an employee through each applicable vesting date.

•Refresh Equity Grant. The Company generally conducts its annual employee compensation review in Q1 of its fiscal year, including equity grants. With respect to the review scheduled to be conducted in March 2022, you will receive an additional equity award. It is expected that those awards will total approximately $1,600,000 and will be granted on and commence vesting on April 15, 2022 and it is also currently expected that such award will consist of a combination of (i) RSUs that will vest over a three (3) year period with 1/12th vesting per quarter over the succeeding three (3) years, provided that you continue to serve as an active employee through each applicable vesting date and (ii) performance based awards. The type and mix of awards will be identical to those awarded to other employees at the executive vice president level.

For the purposes of the HORSU and Buy-Out Award described above, “Share Price” shall mean the closing price of Marvell common stock on the effective date the grant is approved by Marvell’s ECC (or a subcommittee thereof), subject to applicable securities law restrictions. This is expected to occur on the 15th day of the month following your commencement of employment.

All of the foregoing equity awards are subject to applicable local laws and regulations and will be subject to your return to us of completed, signed award agreement (or acceptance of such award in accordance with the Company policies related to such awards) and the terms thereof.

Change-in-Control

You will be eligible to participate in the Marvell Change in Control and Severance Plan ("CIC Plan") at the “Tier 4” level, subject to the terms and conditions of the CIC Plan and in substantially the form of Tier 4 agreement attached hereto as Appendix A.

Signing Bonus

You will receive a sign-on bonus in the amount of $100,000.00 USD to be paid approximately thirty (30) days after your date of hire. The sign-on bonus is earned over the first twenty-four (24) months of your employment and is paid in consideration of your provision of services over the twenty-four-month period. If, within twenty-four (24) months of your date of hire, you voluntarily terminate your employment with the Company, or if the Company terminates your employment for Cause, (as defined below) you will be required to repay the Company the pro-rated amount of the sign-on bonus not yet earned on or before your last day of employment based on the number of calendar days remaining in the 24 months.

For the purposes of this agreement, “Cause” is defined as: (A) an act of material dishonesty in connection with your job responsibilities; (B) conviction of, or plea of nolo contendere to, a felony (C) committing an act of fraud, theft, embezzlement or moral turpitude; (D) gross misconduct; (E) willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company or Marvell Technology Group Ltd. (“Marvell”); (F) willful breach of any obligations under any written agreement or policy with the Company or Marvell that is not cured within 10 days after your receipt of written notice from the Company specifying the breach; (G) willful refusal to cooperate in good faith with a governmental or internal investigation of the Company, Marvell or their directors, officers or employees, if the Company or Marvell has

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requested your cooperation; (H) willful refusal to follow or carry out the lawful directives of Marvell management or (I) failure to substantially perform your duties with Company or Marvell (other than as a result of incapacity due to physical or mental illness).

Other Terms

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire. Acceptable documents include, but are not limited to:

•A valid driver’s license and social security card, or
•A current passport

Please note your offer is contingent upon:
•Successful completion of a routine background investigation and reference checks;
•The Company’s receipt from you of a signed Employee Agreement, which contains the Company's Confidential Information and Invention Assignment Provisions, Code of Business Conduct and Ethics and Arbitration Agreement; and
•Completion of visa, license requirements, and government restricted party screening requirements, if applicable.

Your employment with the Company is at the mutual consent of you, the employee, and the Company, the employer. Your employment with the Company is at-will. Either you or the Company may terminate your employment at any time and for any or no reason. The at-will nature of your employment may only be changed by a written agreement signed by the CEO.

Marvell is an exciting company whose mission is to develop and deliver semiconductor solutions that process, move, store, and secure the world’s data faster and more reliably than anyone else. We look forward to your acceptance as we believe you will be an important addition to our team.

This letter (if accepted) and the Employee Agreement noted above constitute the entire agreement between you and the Company regarding the terms of your employment, and supersede any prior representations or agreements, whether written or oral, concerning the terms of your employment. This letter may not be modified or amended except by a signed written agreement.

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To accept this offer, please sign this letter within one week of the offer date. You are not expected to have a start date prior to the closing of the acquisition of your current employer; provided that if you do not start on or before October 31, 2021, this offer of employment shall automatically terminate. Before submitting your response please print a copy of this letter for your records.

Sincerely,

/s/ Mitch Gaynor

Mitch Gaynor
Chief Administration and Legal Officer

Accepted By:

/s/ Mark Casper
_____________________        Date signed: July 11, 2021
Mark Casper

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TIER 4
Appendix A
Marvell Technology, Inc. Change in Control Severance Plan
Participation Agreement

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Promotion Letter Dated April 2023

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April 2023

Dear Mark,
Thanks to your contributions and leadership, we achieved solid results in FY23 despite increased headwinds in the latter part of the year. I want to formally thank you for all you did for Marvell in FY23.
Marvell is positioned well as one of the top tier companies in the semiconductor industry, and your contributions going forward will be vital to our successfully executing on our priorities and enabling future growth.
I’m pleased to share that due to your high level of performance and contributions, you have been promoted to EVP, Chief Legal Officer effective April 1, 2023.
Below is a summary of your FY23 AIP bonus and your FY24 compensation.

		Current / Last Year	New
Merit Increase (Effective 04/01/2023)	Annual Base Pay	450,000	500,000
Annual Bonus Target %	Bonus Target %	80%	90%

FY23 Bonus Payout		$381,514

New Focal Equity Awards [1]	RSU Value	$1,000,000
	TSR PSU Value	$1,500,000
Promotion Equity Award	RSU Value	$80,000
	TSR PSU Value	$120,000
Total Grant Value		$2,700,000

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Your equity award value is split 40% RSUs / 60% PSUs. The TSR PSUs have the additional EPS CAGR multiplier which can provide a maximum payout of 250% of target. This provides upside earning potential based on Marvell’s ability to outperform the S&P 500 index and peer group company non-GAAP EPS CAGR .
Congratulations and I look forward to your continued leadership in FY24!
Thank you,
Mitch

1 Number of RSUs will be determined by dividing the award value by the average closing stock price of Marvell common stock over the 30 trading days preceding the date the grant is made effective by Marvell’s executive compensation committee. This RSU grant will vest over three years in twelve equal quarterly installments. The TSR performance award vests on the third anniversary of the date of grant, and the amount that ultimately vests can range from 0% to 250% of this amount depending on how Marvell’s total shareholder return compares to the performance of the S&P 500 Index and on Marvell’s non-GAAP EPS CAGR percentile rank compared to the non-GAAP EPS CAGR of each company in our peer group. This grant will require final confirmation by the Executive Compensation Committee of the Board of Directors (expected on April 15, 2023) and is subject to applicable legal requirements.

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